Exhibit 99

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770
PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Investor Relations
804.289.9709

THE BRINK’S COMPANY REPORTS
HIGHER THIRD-QUARTER EARNINGS

Earnings Rise 53% on Profit Growth from International Operations and Home Security Unit

BHS Spin-Off Scheduled for October 31

RICHMOND, Va., October 30, 2008 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, reported third-quarter income from continuing operations of $46 million or $1.00 per share, up 53% from $30 million or 64 cents per share in last year’s third quarter.  The improved results were driven by higher profits at both Brink’s, Incorporated (“Brink’s”) and Brink’s Home Security (“BHS”).  The year-over-year earnings comparison was also helped by a lower effective tax rate.
Third-quarter revenue was $949 million, up 16% (11% on a constant currency basis) from $817 million in 2007.  Operating profit rose 30% (26% on a constant currency basis) to $79 million, up from $61 million last year.  At Brink’s, higher profits from international operations more than offset lower results in North America.  Profits at BHS improved due to continued growth in the subscriber base and higher monitoring rates.
BHS is scheduled to be spun off as an independent publicly traded company on October 31, 2008.  The new company will trade on the New York Stock Exchange under the symbol “CFL.”  After the spin-off, Brink’s will report results from BHS and corporate expenses related to the spin-off as discontinued operations.
Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said: “Once again, the diversity of Brink’s global operations enabled us to deliver strong earnings growth in a difficult economic environment.  Revenue increased in all regions, even after excluding the effect of changes in currency exchange rates.  Profits improved in Europe and Asia, and were especially strong in Latin America.  The outstanding profit growth from international operations was partially offset by lower profits in North America.”
Regarding the outlook for Brink’s, Dan added: “For 2008, we are on track to meet or exceed our goal of high single-digit percentage revenue growth, and our full-year operating margin should be between 8.5% and 9%.  Like most companies, we’re having difficulty providing meaningful direction on our 2009 performance, as the likelihood of a global economic slowdown widens the range of potential operating results.  We feel very good about our competitive position, our growth strategy is sound, and we have a strong balance sheet.  Brink’s is a disciplined company with cost reduction efforts in place, so I’m confident that we will navigate successfully through the challenges of 2009.  As we gain clarity on the state of the global economy, we should be able to provide more direction regarding next year’s revenue and profit goals.”
Bob Allen, president and chief executive officer of BHS, added:  “Brink’s Home Security again reported solid growth in revenue, operating profit, monthly recurring revenue and subscribers during a period of continued disruption in the housing market.  On a full-year basis for 2008, we expect to deliver subscriber growth in the mid-single-digit percentage range, revenue growth of about 10% and double-digit operating profit growth.  Looking forward to 2009, we expect continued growth in subscribers, revenue and operating profit.”

Business Unit Performance: Third-Quarter 2008 Versus 2007

Brink’s, Incorporated (“Brink’s”)
Brink’s, the company’s secure transportation and cash management unit, had third-quarter revenue of $813 million, up 17% (12% on a constant currency basis) from $693 million in the year-ago quarter.  Operating profit rose 28% (23% on a constant currency basis) to $68 million, up from $53 million last year.  The operating profit margin was 8.4% versus 7.7% last year.  The increase in operating profit was due primarily to improved results in Latin America and Europe.
Capital expenditures during the quarter totaled $49 million, bringing year-to-date expenditures to $119 million.  Full-year capital spending at Brink’s is expected to be between $165 million and $175 million.

Brink’s International
Third-quarter revenue from international operations was $576 million, up 23% (15% on a constant currency basis) from $469 million in 2007, reflecting increases in all regions.  Operating profit rose 60% (52% on a constant currency basis) to $56 million, up from $35 million last year, due primarily to higher profits in Latin American and European operations.  The operating profit margin for international operations was 9.8%, up from 7.5% in last year’s third quarter.
EMEA (Europe, Middle East, Africa):  Third-quarter revenue for EMEA was $357 million, up 17% (7% on a constant currency basis) from $306 million in 2007.  Operating profit increased due primarily to improved performance in a number of countries and favorable changes in foreign exchange rates.
Latin America:  Third-quarter revenue in Latin America increased 37% (30% on a constant currency basis) to $201 million, up from $147 million in 2007.  Operating profit increased significantly over last year as continued growth in Venezuela was supplemented by higher profits in Brazil, Argentina and Colombia.  Revenues from the currency conversion project in Venezuela, which totaled approximately $4 million in the third quarter and $50 million for the year-to-date period, are expected to continue to decline in the fourth quarter as the project nears completion.
Asia-Pacific:  Third-quarter revenue in Asia-Pacific rose 18% (16% on a constant currency basis) to $18 million versus $15 million last year.  Operating profit increased due to improved results throughout the region.

Brink’s North America
Third-quarter revenue in North America was $238 million, up 6% from $224 million last year.  Operating profit was $12 million, down 34% from $18 million in the year-ago quarter.  The operating profit margin for the quarter was 5.0%, down from 7.9% last year.  The profit decline was due mainly to higher labor costs, a portion of which is related to increased investment in IT and marketing personnel as the company builds its Cash Logistics operations.

Brink’s Home Security (“BHS”)
Third-quarter revenue at BHS rose 9% to $135 million, up from $124 million in 2007 due primarily to continued growth in the subscriber base and higher average monitoring rates.  BHS ended the quarter with approximately 1.3 million subscribers, up 7% from the year-ago level.  Monthly recurring revenue rose 10% to $40 million (see Non-GAAP Reconciliations for a reconciliation of monthly recurring revenue to reported revenue).
Operating profit was $32 million, up 26% from $26 million last year as higher profits from recurring services offset increased investment in new subscribers.  The third-quarter operating profit margin was 23.8%, up from 20.5% in 2007.
BHS installed approximately 42,700 systems for new customers during the quarter versus approximately 45,700 installations in the year-ago quarter.  The decline in installations reflects the ongoing weakness in the housing market and the overall economy.
The annualized disconnect rate for the third quarter was 9.0%, up from 6.9% in the year-ago quarter.  Approximately half of the increase in the rate was due to higher residential and commercial subscriber cancellations.  The remaining balance was due to multi-family contract cancellations and technical subscriber adjustments, neither of which affects impairment charges.    BHS expects the full-year disconnect rate in 2008 to range between 7.5% and 8.0%.
Third-quarter capital expenditures at BHS totaled $45 million, bringing year-to-date expenditures to $135 million.  Capital expenditures for the full year are expected to range between $175 million and $185 million.

Corporate Expenses

Total corporate expense in the third quarter was $22 million, up from $14 million in 2007.  The increase was driven by foreign exchange losses on intercompany cash movement as a result of the rapid strengthening of the U.S. dollar and approximately $2 million of expenses related to the spin-off of BHS.  Full-year expenses related to strategic reviews, proxy matters and the spin-off are expected to range between $18 million and $19 million.  Upon completion of the spin-off, approximately $13 million of these expenses will be recorded in discontinued operations.

Costs Related to Former Operations Included in Continuing Operations

Third-quarter income related to former operations was $500,000 compared to expenses of nearly $4 million in 2007.  The improvement was due primarily to lower pension and postretirement medical expenses.

Taxes

The effective income tax rate of 32.9% for the quarter was significantly lower than the year-ago rate of 44.7%.  The decrease in the tax rate for the 2008 quarter is due primarily to the geographic mix of earnings and the improvement in results of countries with valuation allowances in non-U.S. jurisdictions.  Last year’s higher rate included adjustments to tax assets and liabilities due to tax law changes and audit results.
The Brink’s Company’s effective tax rate for the full-year, which will reflect the reclassification of BHS results into discontinued operations for all periods, is expected to be between 24% and 26%.  On a similar basis, The Brink’s Company’s effective tax rate in the fourth quarter of 2008 is expected to be between 28% and 30%.  The Brink’s Company’s effective tax rate for 2009 is expected to be between 31% and 34%.
The effective full-year tax rate for BHS in 2008 is expected to be between 38% and 40%.

Discontinued Operations

Third-quarter income from discontinued operations was $2 million or 3 cents per share versus a loss of $4 million or 8 cents per share in the third quarter of 2007.

Net Income

Third-quarter net income, which includes results from continuing and discontinued operations, was $48 million or $1.03 per share versus $26 million or 55 cents per share in 2007.

This release contains both historical and forward-looking information.   Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information.  Forward-looking information in this release includes, but is not limited to, the timing and other expected characteristics of the spin-off of BHS, expected revenue growth, cash flow and earnings for The Brink’s Company and its subsidiaries in 2008 and 2009, including revenue growth and operating profit margin at Brink’s and revenue, operating profit and subscriber growth at BHS, Brink’s ability to navigate through the challenges of 2009, anticipated revenues from the currency conversion project in Venezuela, expected capital expenditures for 2008, ongoing weakness in the housing market, the disconnect rate at BHS, expected expenses in 2008 related to strategic reviews, proxy matters and the spin-off and the anticipated annual effective tax rate for 2008 and 2009.  The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of The Brink’s Company and its subsidiaries, include, but are not limited to the impact of a potential global economic slowdown on the Company’s business opportunities, access to the credit markets and funding requirements for its pension plans and other employee benefits, the impact of instability in the housing and credit markets on BHS’s customers and its disconnect rate, the recent market volatility and its impact on the Company’s customers, the ability of the Company to complete a successful spin-off of BHS, the satisfaction of all conditions in order to complete a spin-off of BHS, demand for the services of Brink’s and BHS, the implementation of investments in technology and value-added services and cost reduction efforts and their impact on revenue and profit growth, the ability to identify and execute further cost and operational improvements and efficiencies in the core businesses, the ability of the businesses to cost effectively match customer demand with appropriate resources, the willingness of Brink’s and BHS’ customers to absorb fuel surcharges and other future price increases, the actions of competitors, the Company’s ability to identify strategic opportunities and integrate them successfully, acquisitions and dispositions made in the future, Brink’s ability to integrate recent acquisitions, corporate expenses due to the implementation of the spin-off decision and shareholder initiatives, decisions by the Company’s Board of Directors, regulatory and labor issues and higher security threats, the impact of actions responding to current market conditions in the United States, France and other European countries, the return to profitability of operations in jurisdictions where Brink’s has recorded valuation adjustments, the input of governmental authorities regarding the non-payment of customs duties and value-added tax, the stability of the Venezuelan economy and changes in Venezuelan policy regarding exchange rates for dividend remittances, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer, the ability of the Company and its subsidiaries to obtain appropriate insurance coverage at reasonable prices, positions taken by insurers with respect to claims made and the financial condition of insurers, safety and security performance, Brink’s loss experience, changes in insurance costs, risks customarily associated with operating in foreign countries including changing labor and economic conditions, political instability, restrictions on repatriation of earnings and capital, nationalization, expropriation and other forms of restrictive government actions, costs associated with information technology and other ongoing contractual obligations, BHS’ ability to maintain subscriber growth, the number of household moves, the level of home sales or new home construction, the performance of BHS’ equipment suppliers and dealers, BHS’ ability to cost-effectively develop or incorporate new systems in a timely manner, decisions regarding continued support of the developing commercial business, the ability of the home security industry to dissuade law enforcement and municipalities from refusing to respond to alarms, the willingness of BHS’ customers to pay for private response personnel or other alternatives to police responses to alarms, estimated reconnection experience at BHS, costs associated with the purchase and implementation of cash processing and security equipment, changes in the scope or method of remediation or monitoring of the Company’s former coal operations, the timing of the pass-through of certain costs to third parties and the timing of approvals by governmental authorities relating to the disposal of the coal assets, changes to estimated liabilities and assets in actuarial assumptions due to payments made, investment returns, annual actuarial revaluations, and periodic revaluations of reclamation liabilities, the funding levels, accounting treatment, investment performance and costs of the Company’s pension plans and the VEBA, whether the Company’s assets or the VEBA’s assets are used to pay benefits, projections regarding the number of participants in and beneficiaries of the Company’s employee and retiree benefit plans, black lung claims incidence, the number of dependents of mine workers for whom benefits are provided, actual retirement experience of the former coal operation’s employees, actual medical and legal expenses relating to benefits, changes in inflation rates (including medical inflation) and interest rates, changes in mortality and morbidity assumptions, mandatory or voluntary pension plan contributions, discovery of new facts relating to civil suits, the addition of claims or changes in relief sought by adverse parties, the cash, debt and tax position and growth needs of the Company, the demand for capital by the Company and the availability and cost of such capital, the satisfaction or waiver of limitations on the use of proceeds contained in various of the Company’s financing arrangements, the nature of the Company’s hedging relationships, the financial performance of the Company, utilization of third-party advisors and the ability of the Company to hire and retain corporate staff, changes in employee obligations, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, foreign currency exchange rates, changes in estimates and assumptions underlying the Company’s critical accounting policies, anticipated return on assets, inflation, the promulgation and adoption of new accounting standards and interpretations, seasonality, pricing and other competitive industry factors, labor relations, fuel and copper prices, new government regulations and interpretations of existing regulations, legislative initiatives, judicial decisions, issuances of permits, variations in costs or expenses and the ability of counterparties to perform.  The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is a global leader in security-related services that operates two businesses: Brink’s, Incorporated and Brink’s Home Security.  Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services.  Brink’s Home Security is one of the largest and most successful residential alarm companies in North America.  For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Conference Call
The Brink’s Company will host a conference call today, October 30, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 407-0778 (domestic) or (201) 689-8565 (international), or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through November 13, 2008, by calling (877) 660-6853 (domestic) or (201) 612-7415 (international).  The conference account number is 286 and the conference ID for the replay is 300060.  A webcast replay will also be available at www.brinkscompany.com.

THE BRINK’S COMPANY
and subsidiaries

Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
(In millions, except per share amounts)	2008	2007	2008	2007

Revenues	$948.8	817.0	2,801.1	2,336.2

Expenses:
Cost of revenues	718.6	624.7	2,112.3	1,791.8
Selling, general and administrative expenses	146.8	130.0	432.9	363.0
Total expenses	865.4	754.7	2,545.2	2,154.8
Other operating income (expense), net	(4.5)	(1.8)	(5.1)	2.6

Operating profit	78.9	60.5	250.8	184.0

Interest expense	(3.3)	(2.5)	(9.1)	(8.0)
Interest and other income, net	4.6	3.0	9.7	6.7
Income from continuing operations before income taxes
and minority interest	80.2	61.0	251.4	182.7
Provision for income taxes	26.4	27.3	78.7	74.0
Minority interest	7.5	3.7	29.9	14.5

Income from continuing operations	46.3	30.0	142.8	94.2

Income (loss) from discontinued operations, net of tax	1.7	(4.1)	4.0	(11.3)

Net income	$48.0	25.9	146.8	82.9

Basic earnings per common share:
Continuing operations	$1.01	0.64	3.09	2.02
Discontinued operations	0.03	(0.09)	0.08	(0.24)
Net income	1.04	0.56	3.18	1.78

Diluted earnings per common share:
Continuing operations	$1.00	0.64	3.06	2.00
Discontinued operations	0.03	(0.08)	0.08	(0.24)
Net income	1.03	0.55	3.15	1.76

Weighted-average common shares outstanding:
Basic	46.1	46.6	46.2	46.5
Diluted	46.6	47.1	46.7	47.0

THE BRINK’S COMPANY
and subsidiaries
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
(In millions)	2008	2007	2008	2007

Segment Information

Revenues:
Brink’s	$813.4	692.7	2,404.0	1,977.8
Brinks Home Security	135.4	124.3	397.1	358.4
Revenues	$948.8	817.0	2,801.1	2,336.2

Operating profit:
Brink’s	$68.1	53.0	202.7	146.9
Brinks Home Security	32.2	25.5	99.7	84.5
Business segments	100.3	78.5	302.4	231.4
Corporate	(21.9)	(14.3)	(51.3)	(36.8)
Former operations	0.5	(3.7)	(0.3)	(10.6)
Operating profit	$78.9	60.5	250.8	184.0

Supplemental Financial Information

Brink’s:
Revenues:
International	$575.8	468.5	1,701.4	1,323.3
North America	237.6	224.2	702.6	654.5
Revenues	$813.4	692.7	2,404.0	1,977.8
Operating profit:
International	$56.3	35.2	166.6	96.1
North America	11.8	17.8	36.1	50.8
Operating profit	$68.1	53.0	202.7	146.9

Brink’s Home Security:
Revenues	$135.4	124.3	397.1	358.4
Operating profit:
Recurring services	$55.7	49.1	172.7	152.4
Investment in new subscribers	(23.5)	(23.6)	(73.0)	(67.9)
Operating profit	$32.2	25.5	99.7	84.5

Monthly recurring revenues (a)			$39.8	36.3
Annualized disconnect rate	9.0%	6.9%	7.4%	7.0%

Number of subscribers (in thousands):
Beginning of period	1,271.5	1,175.1	1,223.9	1,124.9
Installations	42.7	45.7	131.5	136.7
Disconnects	(28.9)	(20.6)	(70.1)	(61.4)
End of period	1,285.3	1,200.2	1,285.3	1,200.2
Average number of subscribers	1,279.1	1,187.7	1,259.0	1,163.8
(a)	see “Non-GAAP Reconciliations” below.

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

SELECTED CASH FLOW INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2008	2007	2008	2007

Depreciation and amortization:
Brink’s	$31.5	28.7	92.4	79.4
Brink’s Home Security	21.5	19.8	63.9	57.4
Corporate	-	0.1	0.2	0.4
Depreciation and amortization	$53.0	48.6	156.5	137.2

Capital expenditures:
Brink’s	$48.9	35.9	119.2	93.2
Brink’s Home Security:
Security systems	42.3	42.2	127.9	124.9
Other	2.9	5.1	7.4	10.3
Corporate	0.1	0.1	0.2	0.2
Capital expenditures	$94.2	83.3	254.7	228.6

Other Brink’s Home Security cash flow information:
Impairment charges from subscriber disconnects	$16.7	13.6	41.4	37.9
Amortization of deferred revenue	(10.5)	(8.9)	(30.5)	(25.6)
Deferral of subscriber acquisition costs (current year payments)	(5.8)	(5.9)	(17.9)	(18.0)
Deferral of revenue from new subscribers (current year receipts)	10.7	11.6	34.3	35.8

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATIONS
(Unaudited)

Monthly Recurring Revenues

The following table reconciles MRR to revenues, its closest GAAP counterpart:

	Nine Months Ended
	September 30,
(In millions)	2008	2007

September:
Monthly recurring revenues (“MRR”) (a)	$39.8	36.3
Amounts excluded from MRR:
Amortization of deferred revenue (b)	3.4	2.8
Other revenues (c)	2.0	2.6
Revenues on a GAAP basis	$45.2	41.7

Revenues (GAAP basis):
September	$45.2	41.7
January – August	351.9	316.7
January – September	$397.1	358.4
(a)
MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.

(b)	Includes amortization of deferred revenue related to active subscriber accounts as well as recognition of deferred revenue related to subscriber accounts that disconnect.
(c)
Revenues that are not pursuant to monthly contractual billings, including revenues from such sources as ad-hoc field service calls, product sales and installation fees not subject to deferral, terminated contract penalty billings for breached contracts, pass-through revenue (alarm permit fees, false alarm fines, etc.) and partial month revenues recognized from customers who disconnected during the last month of the period and are therefore not included in MRR.  This amount is reduced for adjustments recorded against revenue (primarily customer goodwill credits and other billing adjustments), and for the amount included in MRR for new customers added during the last month of the period for those portions of the month for which revenues were not recognized for such customers.

The company uses MRR, a non-GAAP measure, to evaluate performance.  The company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security alarm business produces.  This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated statements of operations.

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATIONS (continued)
(Unaudited)

Net Debt (Cash) reconciled to GAAP measures

	September 30,	December 31,
(In millions)	2008	2007

Short-term debt	$6.2	12.4
Long-term debt	156.1	100.2
Debt	162.3	112.6
Less cash and cash equivalents	(257.7)	(196.4)
Net Debt (Cash)	$(95.4)	(83.8)

Net Debt (Cash) is utilized by management as a measure of the company’s financial leverage and the company believes that investors also may find Net Debt (Cash) to be helpful in evaluating the financial leverage of the company.  This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated balance sheets in the company’s report on Form 10-Q for the period ended September 30, 2008.

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATIONS (continued)
(Unaudited)

Brink’s, Incorporated Organic Revenue Growth

	Three Months Ended	% change	Nine Months Ended	% change
(In millions)	September 30,	from prior period	September 30,	from prior period

2006 revenues	$597.9	11	1,722.2	10
Effects on revenue of:
Organic revenue growth	54.0	9	150.2	9
Acquisitions and dispositions, net	5.4	1	18.2	1
Changes in currency exchange rates	35.4	6	87.2	5
2007 revenues	692.7	16	1,977.8	15
Effects on revenue of:
Organic revenue growth	80.3	12	242.6	12
Acquisitions and dispositions, net	1.7	-	15.8	1
Changes in currency exchange rates	38.7	5	167.8	9

2008 revenues	$813.4	17	2,404.0	22

The supplemental Brink’s, Incorporated organic revenue growth information presented above is non-GAAP financial information that management uses to evaluate results of existing operations without the effects of acquisitions, dispositions and currency exchange rates.  The company believes that this information may be helpful to investors in understanding the performance of the company’s operations.  The limitation of this measure is that the effects of acquisitions, dispositions and changes in values of foreign currencies cannot be completely separated from changes in prices (which include the effects of inflation) and volume of a unit’s base business.  This supplemental non-GAAP information does not affect net income or any other reported amounts.  This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated statements of operations.

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